Exhibit 99.1

Redpoint Bio Reports First Quarter 2010 Results

EWING, N.J., May 14, 2010 — Redpoint Bio Corporation (OTCBB: RPBC), a company focused on the development of healthier foods and beverages and new approaches to the treatment of diabetes and obesity, today announced financial and operational results for the first quarter ended March 31, 2010.

For the quarter ended March 31, 2010, Redpoint did not record any revenue.  For the quarter ended March 31, 2009, Redpoint reported revenue of $1.1 million, which included $0.9 million from the Company’s prior collaboration with Givaudan.

Research and development expenses for the first quarter of 2010 were $0.8 million, compared to $1.9 million for the first quarter of 2009. The decrease in expenses was primarily attributable to the reductions in staff that the Company announced in February and May 2009.

Redpoint reported a net loss for the first quarter of 2010 of $1.7 million, or $0.02 per share, compared to $2.5 million, or $0.03 per share, for the first quarter of 2009.

Redpoint held cash and cash equivalents of $4.1 million at March 31, 2010. The Company believes that its current capital resources are sufficient to meet its operating and capital requirements through November 2010.

Commenting on recent developments, Ray Salemme, Ph.D., Chief Executive Officer of Redpoint, stated, “We remain focused on our key priorities for 2010 which are to advance our all-natural sweetness enhancer, RP44, towards commercialization, and progressing our TRPm5 modulator program for the treatment of diabetes. We are actively seeking partners for these programs.”  Nonetheless, there can be no assurance that RP44 can be produced in large scale on an economically viable basis.  Additionally, there can be no assurance that the Company will consummate collaborations with commercial partners or that any such collaboration will generate sufficient revenue and cash to sustain operations.

About Redpoint Bio Corporation

Redpoint’s understanding of the biology of taste and its relationship to metabolism, satiety, and diabetes impact both the development of healthier foods and potentially, new approaches for treating diabetes and obesity. Redpoint is developing taste modulators for the food and beverage industry with the aim of enhancing sweet and savory flavors in food and beverage products which can lead to reductions in added sugar and salt. The development of healthier and more tasteful food can contribute to improving the overall health of the world’s population, since many modern diseases are related to excess dietary sugar and salt. Recent scientific research suggests that many of the same taste-signaling components found on the tongue are also expressed as part of a nutrient-sensing system located in the gastrointestinal tract which could lead to new opportunities for the discovery of novel diabetes or obesity therapeutics. For more information, please visit the Company’s website at www.redpointbio.com.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s performance and financial results could differ materially from those reflected in these forward-looking statements due to, among other factors,  the Company’s limited cash resources and the need for additional capital to sustain operations, the uncertain economic viability of production of RP44 on a commercial scale, the Company’s inability to enter into a collaborative arrangement with a commercialization partner for RP44, uncertainty inherent in the discovery phase of technological development, any efforts by third parties to invalidate or limit any patents, the marketplace acceptance of its products, the decisions of regulatory authorities, the results of clinical trials and general financial, economic, regulatory and political conditions affecting the food and beverage, biotechnology and pharmaceutical industries generally. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. The Company undertakes no obligation to update publicly any forward-looking statement.

SOURCE: Redpoint Bio Corporation

Redpoint Bio

Scott Horvitz, 609-637-9700, ext. 207

Chief Financial Officer

shorvitz@redpointbio.com

or

The Trout Group (for Redpoint Bio):

Lee M. Stern 646-378-2922

or

Redington, Inc.

Thomas Redington, 212-926-1733

(financial tables follow)

Redpoint Bio Corporation

(A Development-Stage Enterprise)

Selected Financial Information

Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2009	2010

Research and grant revenue	$1,059	$—

Operating expenses:
Research and development	1,922	849
General and administrative	1,659	929
Total operating expenses	3,581	1,778
Operating loss	(2,522)	(1,778)
Interest income	56	10
Interest expense	(52)	(46)
Loss before income taxes	(2,518)	(1,814)

Income tax benefit	—	101

Net loss	(2,518)	(1,713)

Basic and diluted net loss per common share	$(0.03)	$(0.02)

Weighted average common shares outstanding	79,496	79,839

Condensed Balance Sheets

(in thousands)

(unaudited)

	December 31, 2009	March 31, 2010

Cash and cash equivalents	$5,557	$4,084
Other current assets	176	59
Property and equipment, net	727	626
Other assets	315	310
Total assets	$6,775	$5,079

Current liabilities	$1,223	$1,198
Long-term liabilities	774	673
Stockholders’ equity	4,778	3,208
Total liabilities and stockholders’ equity	$6,775	$5,079